EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Senesco Technologies, Inc. of our report dated September 28, 2011, relating to our audits of the consolidated financial statements which appear in the Annual Report on Form 10-K of Senesco Technologies, Inc. for the year ended June 30, 2011.

/s/ McGladrey & Pullen, LLP

New York, New York
October 28, 2011